ARTICLES OF AMENDMENT
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                      TO THE ARTICLES OF INCORPORATION OF
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                            BIOCELL INNOVATIONS, INC.
                          ---------------------------


     Pursuant to the provisions of Sec.4.02 of the Texas Business Corporation Act, Donnie Rudd, Secretary of BioCell Innovations, Inc., certifies that the following Articles of Amendment to its Articles of Incorporation have been adopted by at least a two-thirds vote of its shareholders:


                                  ARTICLE ONE
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     The name of the corporation is BioCell Innovations, Inc.

                                  ARTICLE TWO
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     The following amendment to Article I of the Articles of Incorporation was adopted by the shareholders at the November 4, 2002, Special Shareholders' Meeting described below:

     Article I of the Articles of Incorporation, entitled 'Name of the Corporation,' is amended and now reads as follows:

     I. NAME OF THE CORPORATION

The name of this Corporation shall be:

     REGENETECH, INC.

                                  ARTICLE THREE
                                 --------------

     The following Article VIII was added to the Articles of Incorporation by the shareholders at the November 4, 2002, Special Shareholders' Meeting as set forth above:

                VIII. ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

          Pursuant to Article 9.10(A) of the Act, any action that may be or is required by the Act to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if written consents setting forth the action so taken are obtained from the holders of shares having not less than the minimum number of votes that would be necessary to take the action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

     All shareholder consents shall be in writing and signed by the shareholder, with the date of the shareholder's signature given; delivered by hand, by certified or registered mail with return receipt requested, by facsimile, or by e-mail, within sixty days after the date of the earliest dated consent is delivered to the Corporation in the manner required by the Act; delivered to the registered office or agent of the Corporation who has custody of the books in which the proceedings of the meetings of shareholders are recorded; and, if delivered to the Corporation's principal place of business, addressed to the president or principal executive officer of the Corporation. Prompt notice of any action taken by less than the unanimous consent of shareholders without a meeting shall be given to the shareholders who did not consent in writing to the action.


                                  ARTICLE FOUR
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     BioCell held a Special Shareholders' Meeting on November 4, 2002, pursuant to a resolution passed by the Board of Directors to effect the changes to the company's Articles of Incorporation set forth above. The record date for the shareholders entitled to vote at the November 4, 2002, Special Shareholders' Meeting was October 1, 2002. On October 1, 2002, the company had issued and outstanding 6,686,500 shares of common stock.

     At the meeting held on November 4, 2002, shareholders holding 6,069,500 shares of common stock in the company were present in person or by proxy, and 6,064,500 shares voted for both of the amendments to the Articles of Incorporation set forth below in these Articles of Amendment, no shares voted against either of the amendments, and 5,000 shares abstained from voting on both proposed amendments. Therefore, the requirement of an affirmative vote of two-thirds of the outstanding shares entitled to vote on these amendments to the company's Articles of Incorporation was met.


     DATED as of the 5th day of November, 2002.


                              BioCell Innovations, Inc.


                              By: /s/ Donnie Rudd
                                  -------------------
                                  Donnie Rudd, Secretary